Exhibit 10.1

Confidential Separation Agreement and General Release
This Confidential Separation Agreement and General Release (the “Agreement”) is entered into by and between Cava Holding Company (referred to throughout this Agreement as “Employer”, “Company”, or “CAVA”) and Jennifer Somers (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.
1.Last Day of Employment.
Employer and Employee agree that Employee’s last day of employment with Employer is September 23, 2025 (“Separation Date”). This Agreement shall become effective on the date that Employee signs it.
2.Consideration/Indemnification for Tax Consequences.
In consideration for Employee timely signing this Agreement and not timely revoking it, and complying with its terms, Employer agrees:
(a)To provide to Employee continuing payments for a period of twelve (12) months of Employee’s base salary in accordance with Employer’s regular payroll practices, less legal deductions and withholdings. Employer shall provide the payment referenced in this paragraph in accordance with the Company’s standard payroll process.
(b)To provide to Employee an annual bonus in the form of a lump sum payment, less legal deductions and withholdings, based on Employee’s days of work for Employer in 2025, the Employee’s level of achievement of applicable 2025 performance goals, and the Employers level of achievement of applicable 2025 performance goals. Employer shall provide this payment in accordance with Employers short term incentive bonus plan eligibility requirements on the date that Employer pays 2025 annual bonuses as a matter of course.
(c)To provide to Employee a COBRA subsidy paid by Employer in the amount necessary to cover up to twelve (12) months of continuing health coverage. If Employee receives healthcare coverage through another employer during this period, then such subsidy shall cease as of such alternative healthcare coverage start date.
If Employee timely and properly elects COBRA continuation coverage under Employer's Group Health Plan ("Plan"), Employee may be permitted to continue participation in the Plan under COBRA by continuing to pay the premiums required for such continued health coverage at the contribution level in effect until the earliest of: (i) the expiration of twelve (12) months following the Separation Date; (ii) the date Employee becomes covered under another employer's health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which Employee is eligible under federal law. At the end of this period, Employee shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. Nothing in this Agreement affects or will impair such COBRA rights applicable under law. Employee will receive, under separate cover, information and enrollment forms regarding continuing insurance coverage pursuant to COBRA.

3.No Consideration Absent Execution of this Agreement.
Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s timely execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.
4.General Release, Claims Not Released and Related Provisions.
General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 (“ERISA”);
•The Internal Revenue Code of 1986;
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);
•Families First Coronavirus Response Act;
•The Pregnant Worker’s Fairness Act (“PWFA”);
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Virginia Human Rights Act – Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality;
•Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Va. Code § 65.2-308(A) and (B);
•The Virginia Equal Pay Act – Va. Code § 40.1-28.6;
•The Virginians With Disabilities Act – Va. Code § 51.5-1 et seq.;
•Virginia AIDS Testing Law – Va. Code Ann. §32.1-36.1;
•Virginia Minimum Wage Laws – Va. Code § 40.1-28.8 et seq.;
•Virginia Wage Payment and Hour Laws, including Virginia Overtime Wage Act – Va. Code § 40.1-29 et seq.;
•Virginia Occupational Safety and Health (VOSH) Law – Va. Code § 40.1-49.3 et seq.;
•Virginia Code § 8.01-40 regarding unauthorized use of name or picture of any person;
•Virginia Code § 40.1-27 regarding preventing employment by others of former employee;
•Virginia Code § 40.1-28.7:2 regarding protection of crime victims’ employment;
•Virginia Code § 18.2-465.1 regarding protection of court witnesses’ and jurors’ employment;
•Va. Code 44-98, prohibiting interference with employment of members of Virginia National Guard, Virginia Defense Force, or naval militia;
•Va. Code sections 18.2-499 and 500 (the Virginia statutory conspiracy statutes);
•Va. Code § 8.01-413.1 (Personnel Records Law);
•Virginia statutory provisions prohibiting discrimination against employees who serve as members of a local electoral board, assistant general registrars, and officers of election –Va. Code § 24.2-119.1;
•Virginia statutory provisions prohibiting discharge based on single indebtedness – Va. Code § 34-29;
•Virginia statutory provisions regarding leave for volunteer members of Civil Air Patrol – Va. Code § 40.1-28.6;
•Virginia statutory provisions regarding prohibitions on an employer’s requiring employees to disclose usernames or passwords for social media accounts – Va. Code § 40.1-28.7:5;
•Virginia statutory provisions regarding genetic testing or genetic characteristics – Va. Code § 40.1-28.7:1;
•Va. Code § 40.1-28.01 regarding sexual assault-related nondisclosure agreements;
•Va. Code § 40.1-28.7:7 and VA Code § 40.1-33.1 regarding independent contractor classification;
•Va. Code § 40.1-28.7:8 regarding covenants not to compete for low wage workers;
•Va. Code § 40.1-28.7:9 regarding pay transparency;
•Va. Code § 40.1-27.3 regarding whistleblower protection;
•Virginia statutory provisions regarding medicinal use of cannabis oil – Va. Code § 40.1-27.4;
•Virginia statutory provisions regarding paid sick leave – Va. Code § 40.1-33.3 et seq.;
•any other federal, state or local law, rule, regulation, or ordinance;
•Any public policy, contract, tort or common law including but not limited to any claims for wrongful discharge (actual or constructive) breach of implied or express contract, harassment of any kind, unpaid wages, vacation or sick leave pay, intentional or negligent inflection of emotional distress, or defamation.

Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.
Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.
5.Governmental Agencies.
Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
6.Confidentiality
Employee confirms that prior to the execution of this Agreement, Employee has not revealed its financial terms to any third parties. Employee agrees not to disclose any information regarding the financial terms of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.
This confidentiality restriction shall not be construed to limit Employee’s rights under the National Labor Relations Act.
In addition, Employee agrees to continue to be bound by CAVA’s “Confidential Information Policy,” or any similarly named policy at CAVA regarding confidentiality of information learned at CAVA. Specifically, Employee agrees not to disclose, use, or permit the use of any confidential, proprietary, or non-public information obtained during the course of their employment, including but not limited to recipes, business strategies, financial data, client information, internal communications, technical processes, and any other information not generally known to the public. This obligation applies indefinitely. Employee further agrees not to discuss or share such information with any third party, directly or indirectly, without the prior written consent of the Company.

7.Acknowledgments and Affirmations.
(a)Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(b)Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(c)Employee further affirms that Employee has no known or unreported workplace injuries or occupational diseases.
(d)Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(e)Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting or objecting to any such allegations internally to Employer.
(f)Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and in regard to any litigation brought by or against Employer. Employer will provide reasonable compensation for time spent on such matters by Employee, at a rate to be agreed upon by Employer and Employee in writing, in advance of Employee’s participation in such matters.

(g)Employee agrees to refrain from making statements that are maliciously disparaging or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means.
(h)Employee agrees to not, directly or indirectly, encourage or solicit any of the Company’s then current employees to leave the Company’s employ for any reason, and further agrees to not interfere in any other manner with employment relationship at the time existing between the Company and its then current employees for a term of 12 months, beginning on the Separation Date.
(i)Employee will direct all requests for employment verification or requests for Employer to provide employment references to The Work Number at (800) 367-2884, code 18556, which shall provide Employee’s dates of employment and job title(s).
8.Return of Property.
Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or reproducing, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.
Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
9.Governing Law and Interpretation.
This Agreement shall be governed and conformed in accordance with the laws of the District of Colombia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
10.Nonadmission of Wrongdoing.
The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.Amendment.
This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
12.Entire Agreement.
This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. For example, as discussed herein, Employee agrees to continue to be bound by CAVA’s “Confidential Information Policy,” or any similarly named policy at CAVA regarding confidentiality of information learned at CAVA. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
13.Counterparts and Signatures.
This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CAVA’S LEGAL DEPERTMENT VIA EMAIL AT LEGAL@CAVA.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYER:

Signed:	/s/ Kelly Costanza	Date:	October 2, 2025
Kelly Costanza
Chief People Officer

JENNIFER SOMERS

Signed:	/s/ Jennifer Somers
Printed Name:	Jennifer Somers
Date:	October 2, 2025